UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*



--------------------------------------------------------------------------------

                                   Valero L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)

               Common Units representing limited partner interests
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   91913W 10 4
                                 --------------
                                 (CUSIP Number)

                                 Jay D. Browning
                            Valero Energy Corporation
                                One Valero Place
                            San Antonio, Texas 78212
                                 (210) 370-2000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 August 11, 2003
                      ------------------------------------
                  (Date of Event which Requires Filing of this
                                   Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.                               91913W 10 4           Page 2 of 12 Pages

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S.   IDENTIFICATION  NOS. OF ABOVE PERSONS  (ENTITIES ONLY)
                     Valero Energy Corporation
                     74-1828067
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a)    [ ]

                                                                    (b)    [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS *
                   OO
--------------------------------------------------------------------------------
5         CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR  2(e)                                           [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
           NUMBER OF             7       SOLE VOTING POWER
            SHARES                         621,729 Common Units of Valero L.P.
         BENEFICIALLY            -----------------------------------------------
           OWNED BY              8       SHARED VOTING POWER
             EACH                          -0-
           REPORTING             -----------------------------------------------
            PERSON               9       SOLE DISPOSITIVE POWER
             WITH                          621,729 Common Units of Valero L.P.
                                 -----------------------------------------------
                                 10      SHARED DISPOSITIVE POWER
                                           -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  621,729 Common Units of Valero L.P.
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *
                                                                            [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.63%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON *

                   HC, CO
--------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   SCHEDULE 13D

CUSIP No.                               91913W 10 4           Page 3 of 12 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          TPI Petroleum, Inc.
          38-0757140
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)    [ ]
                                                        (b)    [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR  2(e)                      [ ]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
                   Michigan
--------------------------------------------------------------------------------
           NUMBER OF             7       SOLE VOTING POWER
            SHARES                              -0-
         BENEFICIALLY            -----------------------------------------------
           OWNED BY              8       SHARED VOTING POWER
             EACH                        614,572 Common Units of Valero L.P.
           REPORTING             -----------------------------------------------
            PERSON               9       SOLE DISPOSITIVE POWER
             WITH                               -0-
                                 -----------------------------------------------
                                 10      SHARED DISPOSITIVE POWER
                                         614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                               [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   4.57%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.                               91913W 10 4           Page 4 of 12 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   Diamond Shamrock Refining and Marketing Company
                   74-2505379
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)    [ ]
                                                      (b)    [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR  2(e)                             [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------
           NUMBER OF             7       SOLE VOTING POWER
            SHARES                              -0-
         BENEFICIALLY            -----------------------------------------------
           OWNED BY              8       SHARED VOTING POWER
             EACH                        621,729 Common Units of Valero L.P.
           REPORTING             -----------------------------------------------
            PERSON               9       SOLE DISPOSITIVE POWER
             WITH                               -0-
                                 -----------------------------------------------
                                 10      SHARED DISPOSITIVE POWER
                                         621,729 Common Units of Valero L.P.
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   621,729 Common Units of Valero L.P.
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                 [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   4.63%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON
                   HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.                               91913W 10 4           Page 5 of 12 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Sigmor Corporation
             75-1828463
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)    [ ]
                                                              (b)    [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR  2(e)                                        [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
-------------------------------- ------- ---------------------------------------
           NUMBER OF             7       SOLE VOTING POWER
            SHARES                             -0-
         BENEFICIALLY            -----------------------------------------------
           OWNED BY              8       SHARED VOTING POWER
             EACH                        614,572 Common Units of Valero L.P.
           REPORTING             -----------------------------------------------
            PERSON               9       SOLE DISPOSITIVE POWER
             WITH                              -0-
                                 -----------------------------------------------
                                 10      SHARED DISPOSITIVE POWER
                                         614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                    [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.57%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON
                   HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.                               91913W 10 4           Page 6 of 12 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             The Shamrock Pipe Line Corporation
             75-6012115
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)    [ ]
                                                               (b)    [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR  2(e)                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------
           NUMBER OF             7       SOLE VOTING POWER
            SHARES                               -0-
         BENEFICIALLY            -----------------------------------------------
           OWNED BY              8       SHARED VOTING POWER
             EACH                        614,572 Common Units of Valero L.P.
           REPORTING             -----------------------------------------------
            PERSON               9       SOLE DISPOSITIVE POWER
             WITH                                 -0-
                                 -----------------------------------------------
                                 10      SHARED DISPOSITIVE POWER
                                         614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                    [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   4.57%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON
                   HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.                               91913W 10 4           Page 7 of 12 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Diamond Shamrock Refining Company, L.P.
             74-2691167
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)    [ ]
                                                               (b)    [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR  2(e)                                         [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------
           NUMBER OF             7       SOLE VOTING POWER
            SHARES                               -0-
         BENEFICIALLY            -----------------------------------------------
           OWNED BY              8       SHARED VOTING POWER
             EACH                        614,572 Common Units of Valero L.P.
           REPORTING             -----------------------------------------------
            PERSON               9       SOLE DISPOSITIVE POWER
             WITH                                -0-
                                 -----------------------------------------------
                                 10      SHARED DISPOSITIVE POWER
                                         614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                       [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   4.57%
--------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON
                   HC, PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.                               91913W 10 4           Page 8 of 12 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            TPI Pipeline Corporation
            38-1347772
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)    [ ]
                                                                (b)    [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR  2(e)                                          [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
                   Michigan
--------------------------------------------------------------------------------
           NUMBER OF             7       SOLE VOTING POWER
            SHARES                               -0-
         BENEFICIALLY            -----------------------------------------------
           OWNED BY              8       SHARED VOTING POWER
             EACH                        614,572 Common Units of Valero L.P.
           REPORTING             -----------------------------------------------
            PERSON               9       SOLE DISPOSITIVE POWER
             WITH                                -0-
                                 -----------------------------------------------
                                 10      SHARED DISPOSITIVE POWER
                                         614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   4.57%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON
                   HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.                               91913W 10 4           Page 9 of 12 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   UDS Logistics, LLC
                   85-0470977
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)    [ ]
                                                                  (b)    [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR  2(e)                                            [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------
           NUMBER OF             7       SOLE VOTING POWER
            SHARES                               -0-
         BENEFICIALLY            -----------------------------------------------
           OWNED BY              8       SHARED VOTING POWER
             EACH                        614,572 Common Units of Valero L.P.
           REPORTING             -----------------------------------------------
            PERSON               9       DISPOSITIVE POWER
             WITH                                -0-
                                 -----------------------------------------------
                                 10      SHARED DISPOSITIVE POWER
                                        614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   614,572 Common Units of Valero L.P.
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         [ ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   4.57%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON
                   HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 10 of 12 Pages


Item 1.  Security and Issuer

     This Amendment No.2 (the "Amendment") to Schedule 13D is being filed by Valero Energy Corporation ("Valero Energy") and certain of its subsidiaries, TPI Petroleum, Inc., Diamond Shamrock Refining and Marketing Company, Sigmor
Corporation, The Shamrock Pipe Line Corporation, Diamond Shamrock Refining Company, L.P., TPI Pipeline Corporation and UDS Logistics (collectively, the "Subsidiaries" and together with Valero Energy, the "Reporting Persons") to amend the Schedule 13D that was previously filed on March 25, 2003. This statement relates to the common units representing limited partner interests (the "Common Units") of Valero L.P., a Delaware limited partnership (the "Partnership"), which has its principal executive offices at One Valero Place, San Antonio, Texas 78212.

Item 2.  Identity and Background

     The information previously furnished in response to Item 2 is amended to add the following:

     On August 11, 2003, the Partnership completed a public offering (the "Offering") of 1,236,250 common units representing limited partner interests, including common units issuable pursuant to an over-allotment option granted to the underwriter, under the Partnership's shelf registration statement on Form S-3 (Registration No. 333-89978). The sale price of the common units was $41.15 per unit with an underwriting discount of $1.85. The Offering increased the amount of Common Units outstanding from 12,205,822 to 13,442,072 Common Units, reducing Valero Energy's ownership of the Partnership's Common Units to 4.63%. Of the 13,442,072 Common Units outstanding, 73,319 are owned by an affiliate of Valero Energy. The voting and dispositive rights with respect to 66,162 of these 73,319 Common Units have been relinquished. Accordingly, these 66,162 units are not included in the Common Units beneficially owned by the Reporting Person.

Item 4.  Purpose of Transaction

     The information previously furnished in response to Item 4 is amended to add the following:

     The purpose of the Offering was to generate net proceeds for working capital and general partnership purposes, including future acquisitions and expansion capital projects.

Item 5.  Interest in Securities of the Partnership

     The information previously furnished in response to Item 5 is amended to add the following:

     The following Reporting Persons, TPI Petroleum, Inc., Sigmor Corporation, The Shamrock Pipe Line Corporation, Diamond Shamrock Refining Company, L.P., TPI Pipeline Corporation and UDS Logistics, are deemed to be the beneficial owners of 614,572 Common Units, which constitute approximately 4.57% of the total issued and outstanding Common Units as of August 11, 2003 (based on 13,442,072 Common Units outstanding after giving effect to the Offering.) The following Reporting Persons, Valero Energy and Diamond Shamrock Refining and Marketing Company, are deemed to be the beneficial owners of 621,729 Common Units, which constitute approximately 4.63% of the total issued and outstanding Common Units as of August 11, 2003. The Reporting Persons also hold, through UDS Logistics, 9,599,322 subordinated units representing limited partner interests in the Partnership. Assuming the financial tests set forth in the agreement of limited partnership of the Partnership are met, all 9,599,322 subordinated units will automatically convert into Common Units on a one-for-one basis on the first day after the record date for distributions in respect of the quarter ending March 31, 2006. Further, all subordinated units will automatically convert into Common Units on a one-for-one basis prior to such date if the unitholders remove the general partner of the Partnership without cause and the units held by the general partner and its affiliates are not voted in favor of the removal.

     On August 11, 2003, the Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Units.

                                                             Page 11 of 12 Pages

Item 6. Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Company

     The information previously furnished in response to Item 6 is amended to add the following:

     The Partnership entered into an Underwriting Agreement dated August 5, 2003 with Lehman Brothers Inc., (the "Underwriter") pursuant to which the Partnership agreed to issue and sell to the Underwriter 1,075,000 Common Units and granted to the Underwriter an option to purchase an additional 161,250 Common Units, which the Underwriter exercised on August 6, 2003.



                                    Signature

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.



Date: August 11, 2003            Valero Energy Corporation



                                 By:  /s/Jay D. Browning
                                    --------------------------------------------
                                 Name: Jay D. Browning
                                 Title: Vice President and Corporate Secretary


                                 TPI Petroleum, Inc.



                                 By:  /s/Jay D. Browning
                                    --------------------------------------------
                                 Name: Jay D. Browning
                                 Title: Vice President and Secretary


                                 Diamond Shamrock Refining and Marketing Company



                                 By:  /s/Jay D. Browning
                                    --------------------------------------------
                                 Name: Jay D. Browning
                                 Title: Vice President and Secretary




                                                             Page 12 of 12 Pages

                                 Sigmor Corporation



                                  By:  /s/Jay D. Browning
                                     -------------------------------------------
                                  Name: Jay D. Browning
                                  Title: Vice President and Secretary



                                  The Shamrock Pipe Line Corporation



                                  By:  /s/Jay D. Browning
                                     -------------------------------------------
                                  Name: Jay D. Browning
                                  Title: Vice President and Secretary



                                  Diamond Shamrock Refining Company, L.P.



                                  By:  /s/Jay D. Browning
                                     -------------------------------------------
                                  Name: Jay D. Browning
                                  Title: Vice President and Secretary



                                  TPI Pipeline Corporation



                                  By:  /s/Jay D. Browning
                                     -------------------------------------------
                                  Name: Jay D. Browning
                                  Title: Vice President and Secretary



                                  UDS Logistics, LLC



                                  By:  /s/Corky Davis
                                     -------------------------------------------
                                  Name: Corky Davis
                                  Title: Secretary